Exhibit 99

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase to Liquidate BANK ONE Capital III Resulting

in the Cancellation of Trust Preferred Securities and

Distribution of Underlying Debentures to Holders

New York, July 26, 2018 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) has announced that on September 10, 2018 (the “Liquidation Date”), BANK ONE Capital III will be liquidated, the 8.750% Preferred Securities (the “Trust Preferred Securities”) and the 8.750% Common Securities (the “Trust Common Securities”) issued by BANK ONE Capital III will be cancelled, and the 8.750% Junior Subordinated Deferrable Interest Debentures due September 1, 2030 (the “Debentures”) issued by JPMorgan Chase & Co. (as successor to Bank One Corporation) and currently held by BANK ONE Capital III will be distributed pro rata to the holders of the Trust Preferred Securities and Trust Common Securities, all in accordance with the declaration of trust of BANK ONE Capital III. On the Liquidation Date, each $1,000 in liquidation amount of the Trust Preferred Securities will be exchanged for $1,000 principal amount of the Debentures, and the principal amount of the Debentures that is distributed to JPMorgan Chase & Co., as the holder of Trust Common Securities, will be extinguished. The following table sets forth information concerning the Trust Preferred Securities that will be cancelled, and the corresponding Debentures that will be exchanged for those Trust Preferred Securities, on the Liquidation Date.

Trust Preferred Securities	CUSIP	Junior Subordinated Debentures	CUSIP
BANK ONE Capital III 8.750% Preferred Securities	06423KAA9	JPMorgan Chase & Co. 8.750% Junior Subordinated Deferrable Interest Debentures	06423AAJ2

No action by the holders of the Trust Preferred Securities is required in order to effect the cancellation of the Trust Preferred Securities and the distribution of the Debentures. The exchange of the Trust Preferred Securities for the Debentures will be effected by The Bank of New York Mellon, as the institutional trustee for BANK ONE Capital III and as the trustee under the indenture pursuant to which the Debentures were issued, through the facilities and following the procedures of The Depository Trust Company.

Investor Contract:	Jason Scott 212-270-7325	Media Contact:	Joseph Evangelisti 212-270-7438

The next scheduled interest payment on the Debentures after the Liquidation Date will include any accrued and unpaid distributions on the Trust Preferred Securities.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contract:	Jason Scott 212-270-7325	Media Contact:	Joseph Evangelisti 212-270-7438